EXHIBIT 99.1

United States Antimony Corp. Closes Private Placement of $2,861,502
      Funds for improvements at Mexico Operations

United States Antimony Corp. (NYSEAMEX: UAMY) is pleased to announce the closing of a private placement of its equity securities for gross proceeds of $2,861,502.

The transaction involved the sale of 953,834 newly-issued shares of the Company’s common stock at the price of $3.00 per share and warrants to purchase an additional 476,917 shares of the Company’s common stock at $4.50 per share.

Net proceeds from the transaction will be used to increase the company’s Mexican processing capacity to accommodate new ore supplies coming from Mexico. Initiatives will include retrofitting operating furnaces at the Mexican smelter, constructing an antimony tri-sulfide plant in Montana, installing larger crusher and precrusher equipment at the Puerto Blanco mill in Mexico, and launching a two part exploration/development plan at the Los Juarez property.

This press release does not and shall not constitute an offer to sell or the solicitation of any offer to buy any of the securities. For additional information, please refer to UAMY’s current report on Form 8-K to be filed with the Securities and Exchange Commission in conjunction to this transaction.

The securities offered in the transaction will not be registered under the Securities Act of 1933, as amended, pursuant to an exemption from registration and may not be offered or in the United States absent registration or an applicable exemption from registration requirements.

About United States Antimony Corp.

United States Antimony Corporation has produced various antimony, silver, and gold products since 1969. UAMY mines antimony from its own properties in Mexico and receives other raw materials from non-Chinese sources throughout the world. The Company is fully integrated, including mining, transportation, milling, smelting, and sales. UAMY operates the only significant antimony mining smelter in the United States. For more information about United States Antimony Corp. please visit UAMY’s corporate website at http://www.usantimony.com.

Forward Looking Statements

This release contains forward-looking information relating to UAMY’s plans, expectations and intentions. Actual results may be materially different from expectations as a result of known and unknown risks, including the risks set forth in UAMY’s filings with the Securities and Exchange Commission. UAMY cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. UAMY expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in UAMY’s expectations or any change in events, conditions or circumstance on which any such statement is based.

United States Antimony Corp.
John Lawrence, 406-827-3523

Copyright © 2012 Copyright Business Wire